Exhibit 10.7

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2025, by and among Live Oak Acquisition Corp. V, a Cayman Islands exempted company (“SPAC”), Teamshares Inc., a Delaware corporation (the “Company”) and Live Oak Sponsor V, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as may be amended, modified, supplemented and/or restated from time to time, the “Merger Agreement”) by and among SPAC, Catalyst Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of SPAC (“Merger Sub”), Catalyst Sub 2 LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of SPAC ("Merger Sub II” and together with Merger Sub, the “Merger Subs”) and the Company.

WHEREAS, Sponsor owns 5,750,000 Class B ordinary shares, par value $0.0001 per share, of SPAC (the “Class B Ordinary Shares”, and together with any Class A Ordinary Shares (as defined below) issued upon conversion of such shares, the “Founder Shares”);

WHEREAS, in connection with SPAC’s initial public offering, SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”) entered into a letter agreement, dated as of February 27, 2025 (as may be amended from time to time, the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC securities owned by them;

WHEREAS, Sections 17.3 and 17.4 of SPAC’s Amended and Restated Memorandum and Articles of Association (the “SPAC Articles”) provides, among other matters, that the Class B Ordinary Shares will automatically convert into Class A ordinary shares, par value $0.0001 per share, of SPAC upon the consummation of an initial business combination, subject to adjustment if additional Class A ordinary shares (together with any successor equity security thereto in the Transactions (as defined below), “Class A Ordinary Shares”) or Equity-linked Securities (as defined in the SPAC Articles), are issued or deemed issued in excess of the amounts sold in SPAC’s initial public offering (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Merger Subs and the Company are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (i) Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving such merger as a wholly-owned subsidiary of SPAC (the “Surviving Corporation”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II upon the terms and subject to the conditions set forth therein (the transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1

1.1. Waiver of Anti-Dilution Protection. Subject to the Closing, Sponsor, as the holder of a majority of the issued and outstanding Class B Ordinary Shares, solely in connection with and only for the purpose of the proposed Transactions, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Ordinary Shares will convert only upon the Initial Conversion Ratio (as defined in the SPAC Articles) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Class B Ordinary Shares shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transactions.

1.2. Binding Effect of Merger Agreement; Certain Covenants. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its legal and tax advisors. Sponsor shall be bound by, subject to and comply with Sections 5.6 (No Solicitation), 5.14 (Public Announcements) and 5.15 (Confidential Information) of the Merger Agreement (including any relevant definitions contained in such Sections) as if it were an original signatory thereto with respect to such provisions.

Section 2 Incentive Founder Shares.

(a) The Sponsor may, in its sole discretion, utilize up to 1,150,000 Founder Shares (the “Incentive Founder Shares”) (and shall provide prior written notice to the Company with respect to any such utilization) to incentivize potential investors, secure Trust Account non-redemption or backstop arrangements or otherwise provide support in connection with any Transaction Financing, upon terms to be mutually agreed by the Sponsor and any such investors (the “Investors”); provided, however, that any transfer of Incentive Founder Shares to the Investors must be permitted or receive any required approvals under the Insider Letter, including, without limitation, that, absent any agreement among the parties to the Insider Letter to the contrary, the Incentive Founder Shares shall continue to be subject to the restrictions set forth in the Insider Letter and any such Investors who have received Incentive Founder Shares shall have entered into written agreements to be bound by the restrictions therein.

(b) The Sponsor hereby agrees that (i) 50% of any Incentive Founder Shares that are not transferred to Investors as contemplated by Section 2(a) hereof (the “Earnout Incentive Founder Shares”) shall be subject to the Earn-Out provisions set forth in Section 3 and (ii) contingent upon and subject to the Closing, the Sponsor shall deliver, for no consideration, the remaining 50% of any such Incentive Founder Shares to SPAC for cancellation.

Section 3 Sponsor Earn-Out.

(a) Sponsor hereby agrees that, upon and subject to the Closing, it will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership with respect to, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) with respect to, (x) 1,150,000 of the 5,750,000 Founder Shares owned by Sponsor and (y) the Earnout Incentive Founder Shares (together with any equity securities paid as dividends or distributions with respect to such Founder Shares and Earnout Incentive Founder Shares or into which such Founder Shares or Earnout Incentive Founder Shares are exchanged or converted, in either case, after the Closing, the “Earn-Out Shares”), unless, until and to the extent that a Release Event (as defined below) has occurred with respect to such Earn-Out Shares; provided, that Sponsor may, by providing notice to SPAC and the Company prior to or promptly after such transfer, transfer all or any portion of the Earn-Out Shares to any person or entity that qualifies as a permitted transferee under Section 8(c) the Insider Letter (each, a “Permitted Transferee”), so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such Earn-Out Shares. In the event that a Release Event has not occurred during the Earnout Period with respect to all of the Earn-Out Shares, Sponsor hereby agrees to forfeit any of its Earn-Out Shares that have not been subject to a Release Event (a “Sponsor Forfeiture”). In order to effectuate a Sponsor Forfeiture in the event that a Release Event has not theretofore occurred with respect to all Earn-Out Shares, upon the expiration of the Earnout Period, Sponsor shall promptly, but in any event within five (5) Business Days, deliver its Earn-Out Shares that have not been subject to a Release Event to SPAC in certificated or book entry form (at the election of Sponsor) for cancellation by SPAC. The share certificates representing the Earn-Out Shares shall contain a legend relating to transfer restrictions imposed by this Section 3 and the risk of a Sponsor Forfeiture associated with the Earn-Out Shares. SPAC will use its best efforts to cause such legend to be removed as promptly as practicable, but in any event within two (2) Business Days, after the written request by Sponsor following a Release Event with respect to such Earn-Out Shares. Until and unless the Earn-Out Shares are forfeited, Sponsor will have full ownership rights to the Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(b) The Earn-Out Shares shall vest and no longer be subject to a Sponsor Forfeiture as follows (each, as applicable to the relevant Earn-Out Shares, a “Release Event”):

(i) Upon the achievement of the Tier I Share Price Target, 50% of the Earn-Out Shares will vest and no longer be subject to a Sponsor Forfeiture or the transfer restrictions in this Section 2.

(ii) Upon the achievement of the Tier II Share Price Target, 50% of the Earn-Out Shares will vest and no longer be subject to a Sponsor Forfeiture or the transfer restrictions in this Section 2.

The achievement of the Tier II Share Price Target shall be deemed to include the achievement of the Tier I Share Price Target not previously achieved, and, in such case, the Earn-Out Shares attributable to each such Share Price Target shall vest together.

(c) Notwithstanding the foregoing, in the event that during the Earnout Period, SPAC is subject to a Qualifying Change of Control, then, all of the Earn-Out Shares that have not previously vested shall vest and shall no longer be subject to a Sponsor Forfeiture.

(d) The applicable number of Earn-Out Shares released for each applicable Release Event shall be subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the SPAC Common Stock after the Closing.

(e) Sponsor agrees not to commence, join in, facilitate, assist or encourage any claim or proceeding challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement or the Transactions, or alleging breach of fiduciary duty in connection therewith, and shall opt out of any related class action.

(f) Sponsor shall take all actions and do all things reasonably necessary under applicable law to consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement.

(g) Sponsor represents and covenants that it has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with its performance hereunder.

Section 4 General.

(a) Termination. This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to SPAC prior to the Closing or to the Sponsor, to: Live Oak Acquisition Corp. V 4921 William Arnold Road Memphis, Tennessee 38117 Attn: Richard Hendrix Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Stuart Neuhauser, Esq.
Telephone No.: [***]
Email: [***]

If to the Company or to SPAC from and after the Closing, to:

Teamshares Inc.
228 Park Ave S PMB 17552
New York, New York 10003-1502 US
Attn: Lauren Rymer, Senior Corporate Counsel

Telephone No.: [***]
Email: [***]

with a copy (which will not constitute notice) to: Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Attn: Ryan Maierson Nick Dhesi Telephone No.: [***] Email: [***]

(c) Entire Agreement. This Agreement (including the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.6 and 9.7 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares (including Earn-Out Shares) to any Permitted Transferee in accordance with Section 8(c) of the Insider Letter and this Agreement, Sponsor may, by providing notice to SPAC and the Company prior to or promptly after such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such securities. Any purported assignment in violation of this Section 4(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 4(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving as a director of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Transactions).

(l) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Counterparts. This Agreement may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

Live Oak Acquisition Corp. V

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chief Executive Officer

Teamshares Inc.

By:	/s/ Michael Ashby Brown
Name:	Michael Ashby Brown
Title:	Chief Executive Officer

Live Oak Sponsor V, LLC

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Managing Member

[Signature Page to Sponsor Letter Agreement]